FORM 5                                                      OMB APPROVAL

[  ] CHECK BOX IF NO LONGER SUBJECT                    OMB Number     3235-0362
     TO SECTION 16. FORM 4 OR FORM 5                   Expires: February 1, 1994
     OBLIGATIONS MAY CONTINUE.  SEE                    Estimated average burden
     INSTRUCTION 1(b).                                 hours per response .. 1.0
[  ] FORM 3 HOLDINGS REPORTED
[XX] FORM 4 TRANSACTIONS REPORTED


                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

     Conway         Peter               R.
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   (Last)            (First)            (Middle)

     501 Old Territorial Road
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                     (Street)

     Chatfield           MN             55923
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   Rochester Medical Corporation (ROCM)

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3. IRS or Social Security Number of Reporting Person (Voluntary)



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4. Statement for Month/Year

   JAN 96

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5. If Amendment, Date of Original (Month/Year)



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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ] 10% Owner
   [X] Director
   [ ] Officer (give title below)
   [ ] Other (specify below)


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                                                                         Page 1

FORM 5 (continued)

                    TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------

          1.                2.           3.                     4.                       5.           6.          7.
---------------------    --------    ----------   ------------------------------    -----------   ----------  ----------
                                                                                      Owner-
                                                                                    Amount of     ship
                         Trans-                      Securities Acquired (A)        Securities    Form:
                         action                      or Disposed of (D)             Beneficially  Direct      Nature of
                         Date        Trans-          (Instr. 3, 4 and 5)            Owned at End  (D) or      Indirect
Title of                 (Month/     action       ----------------------------      of Month      Indirect    Beneficial
Security                 Day/        Code           Amount    (A) or    Price       (Instr.       (I)         Ownership
(Instr. 3)               Year)       (Instr. 8)                 (D)                 3 and 4)      (Instr. 4)  (Instr. 4)
---------------------    --------    ----------   -----------  ------  ---------    -----------   ----------  ----------

Common Stock                                                                         75,200         D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

                     TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                             (E.G. PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------

     1.        2.       3.         4.         5.             6.                 7.           8.          9.         10.       11.
----------  --------  --------  --------  ----------    ------------      --------------   ------   ----------  --------- ----------
                                                                           Title and                            Ownership
                                          Number of     Date Exer-         Amount of                            of
                                          Derivative    cisable and        Underlying               Number of   Deriv-
                                          Securities    Expiration         Securities      Price    Derivative  ative
            Conver-                       Acquired (A)  Date (Month/       (Instr. 3       of       Securities  Security:
            sion or   Trans-              or Disposed    Day/Year)          and 4)         Deriv-   Benefi-     Direct
            Exercise  action    Trans-    of (D)        --------------    --------------   ative    cially      (D) or    Nature of
Title of    Price of  Date      action    (Instr. 3,    Date                      Amount   Secur-   Owned at    Indirect  Indirect
Derivative  Deriv-    (Month/   Code       4 and 5)     Exer-    Expir-           or Num-  ity      End of      (I)       Beneficial
Security    ative      Day/     (Instr.   ----------    cis-     ation            ber of   (Instr.  Month       (Instr.   Ownership
(Instr. 3)  Security   Year)     8)       (A)   (D)     able     Date     Title   Shares    5)      (Instr. 4)   4)       (Instr. 4)
----------  --------  --------  --------  ----  ----    -------  -----    -----   ------   ------   ----------  --------  ----------
                                                                          Common
Option      $20.00     1/16/97    A        1,000         1/16/97  9/30/06  Stock   1,000     (1)      25,000      D


(1)  Annual automatic grant to non-employee director.

Explanation of Responses:

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               /s/ Peter R. Conway                                3/5/97
              ----------------------------------------     --------------------
               ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.



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